Exhibit 7.11

FIRST MODIFICATION OF CREDIT DOCUMENTS
(Relating to the Third Amended and Restated Credit Agreement dated as July 31, 2008)

Dated as of June 30, 2009

This FIRST MODIFICATION OF CREDIT DOCUMENTS (this “Agreement” or this “First Modification”) by and among INLAND REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523, in its capacity as the borrower (in such capacity, the “Borrower”), INLAND REAL ESTATE EXCHANGE CORPORATION, an Illinois corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“Guarantor”), INLAND INVESTMENT STOCK HOLDING CORPORATION, a Nevada corporation having a place of business at 701 Green Valley Parkway, Henderson, Nevada 89074 (“Inland ISHC”), INLAND FUNDING CORPORATION, a Nevada corporation having a place of business at 701 Green Valley Parkway, Henderson, Nevada 89074 (“IFC”), PARTNERSHIP OWNERSHIP CORPORATION, an Illinois corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“POC”; Borrower, Inland ISHC, IFC and POC are collectively referred to herein as “Pledgor” in their capacity under that certain Fourth Amended and Restated Ownership Interests Pledge and Security Agreement related to the Credit Agreement referenced below (as the same may have been otherwise amended, restated, supplemented or otherwise modified prior to the date hereof, the “Pledge Agreement”)), BANK OF AMERICA, N.A. (as successor by merger to Fleet National Bank), a national banking association, in its capacity as administrative agent (the “Administrative Agent”) and as a Lender, BANC OF AMERICA SECURITIES LLC, as sole lead arranger and sole book manager (in such capacity, the “Arranger’), and the institutions from time to time parties thereto as lenders (the “Lenders”) under that certain Third Amended and Restated Credit Agreement dated as of July 31, 2008 (the “Credit Agreement”) and is an amendment to and modification of the terms, conditions and provisions of the Credit Agreement and the other Credit Documents referenced therein, as set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement, as amended hereby.

WHEREAS, the Borrower has requested that the Administrative Agent and Lenders amend the Credit Documents in accordance with the terms hereof; and

WHEREAS, the Administrative Agent and Lenders have agreed, based on Borrower’s request, to amend the Credit Documents on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.             Amendments to Credit Agreement. The Credit Agreement is hereby modified as follows:

(A)          The text of Section 2.2(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“As used herein, the term “Maturity Date” shall mean August 14, 2009.”

(B)           The definitions of the terms “Adjusted Fixed LIBOR Rate”, “Adjusted Floating LIBOR Rate” and “Pledge Agreement” contained in Exhibit A of the Credit Agreement are hereby deleted in their entireties and replaced with the following:

“Adjusted Fixed LIBOR Rate means, for any date of determination, (a) the applicable Fixed LIBOR Rate, plus (b) four percent (4.0%) per annum.”

“Adjusted Floating LIBOR Rate means, for any date of determination, (a) the applicable Floating LIBOR Rate, plus (b) four percent (4.0%) per annum.”

“Pledge Agreement shall mean that certain Fourth Amended and Restated Ownership Interests Pledge and Security Agreement dated as of July 31, 2008 made by Borrower, POC, IFC and Inland ISHC in favor of Administrative Agent and Lenders, as amended by that certain First

Modification of Credit Documents dated as of June 30, 2009, and as amended, restated, supplemented or modified from time to time.”

2.             Amendments to Pledge Agreement. The Pledge Agreement is hereby modified such that Section 2 of the Pledge Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement is delivered pursuant to the terms of that certain Third Amended and Restated Credit Agreement dated as of July 31, 2008, by and among Borrower, Administrative Agent, Banc of America Securities LLC as sole lead arranger and sole book manager, and lenders parties thereto (as amended by that certain First Modification of Credit Documents dated as of June 30, 2009, and as the same may be from time to time further amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein which are not otherwise specifically defined herein shall have the same meaning herein as in the Credit Agreement.”

3.             General Credit Document Amendments. Each of the Credit Documents (including the Credit Agreement, the Notes, Pledge Agreement and Guaranty) is hereby further amended as follows (to the extent the amendments set forth herein do not already address such matters):

Each reference to any one or more of the Credit Documents (including the Credit Agreement) contained in the Credit Agreement or any of the other Credit Documents is deemed to refer to such documents as modified by each of the Modifications and Amendments (including, without limitation, this First Modification). In addition, this First Modification shall be deemed to be included as a “Credit Document” in any and all references to the “Credit Documents” contained in any of the Credit Documents existing as of the date hereof or which are executed following the date hereof. Furthermore, this First Modification shall be deemed to be included as a “Modification and Amendment” in any and all references to the “Modifications and Amendments” contained in any of the Credit Documents existing as of the date hereof or which are executed following the date hereof

4.             Reaffirmation of Credit Agreement and Guaranty. The Borrower, Guarantor and Pledgor hereby each repeat and reaffirm their respective continuing obligations to the Administrative Agent and the Lenders under the Credit Agreement, Guaranty and Pledge Agreement, respectively, and agree that the transactions contemplated by this Agreement shall not in any way affect the validity and enforceability of the Credit Agreement, Guaranty or Pledge Agreement, or reduce, impair or discharge their obligations thereunder.

5.             Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties (as modified, supplemented or amended herein) made to the Administrative Agent and the Lenders in the Credit Documents to which it is a party on, and as of, the date hereof (or, if any representation and warranty expressly relates to an earlier date, on and as of such earlier date) with the same force and effect as if such representations and warranties were set forth in this First Modification in full.

6.             Supplemental Representations, Warranties and Covenants. As an inducement to the Administrative Agent and Lenders to enter into this First Modification, Borrower, Guarantor and each Pledgor represents, warrants, covenants and acknowledges (as applicable) as follows (it being acknowledged by all parties that each such representation, warranty, covenant and acknowledgment relates to material matters upon which Lenders have relied):

(A)          There are no defenses, offsets or counterclaims or other claims, legal or equitable, available to Borrower, Guarantor, Pledgor or any other person or entity with respect to this First Modification, the Credit Documents, or any other instrument, document and/or agreement described herein or therein, as modified and amended hereby, or with respect to the obligation of Borrower to repay the Loan, as the case may be.

(B)           Each of the Borrower, POC, IFC, Inland ISHC and Guarantor has the right and power and has obtained all authorizations necessary to execute and deliver this First Modification and to perform its respective obligations hereunder and under the Credit Agreement (as amended by this First Modification) and the other Credit Documents in accordance with their respective terms. This First Modification has been duly executed and delivered by duly authorized officers, managers, partners or directors (as applicable) of the Borrower, POC, IFC, Inland ISHC, and Guarantor. This First Modification and each of the Credit Documents (in each case as amended hereby, if applicable), is a legal, valid and binding obligation of the Borrower, POC, IFC, Inland ISHC and/or Guarantor (as applicable), enforceable against each party thereto in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

(C)           There is no action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority, that has a reasonable probability of materially adversely affecting Borrower, Guarantor, any Pledgor, any Initial Advance Property or any transaction contemplated hereby or by the Credit Documents, or the ability of Borrower, Guarantor or any Pledgor to perform its obligations under this Agreement or the other Credit Documents as modified and amended hereby.

(D)          Each of the Borrower, POC, IFC, Inland ISHC and Guarantor is duly organized and validly existing in its state of organization. The undersigned persons are duly authorized to execute and deliver, on behalf of the Borrower, POC, IFC, Inland ISHC and Guarantor, as applicable, this First Modification, the Credit Documents, and all other instruments, documents and agreements to be delivered hereunder or in connection with the Loan. None of the individual signatories are under any legal disability.

(E)           The execution and delivery by the Borrower, POC, IFC, Inland ISHC, and Guarantor of this First Modification and (as applicable) the performance by such parties of this First Modification and each of the Credit Documents (in each case as amended hereby, if applicable) in accordance with their respective terms, does not and will not, by the passage of time, the giving of notice or otherwise: (i) require any approvals from any governmental authority or violate any requirements of law relating to the Borrower, POC, IFC, Inland ISHC, or Guarantor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, POC, IFC, Inland ISHC, or Guarantor or any indenture, agreement or other instrument to which the Borrower, POC, IFC, Inland ISHC, or Guarantor is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any lien upon or with respect to any property now owned or hereafter acquired by the Borrower, POC, IFC, Inland ISHC, or Guarantor, other than in favor of the Lenders.

(F)           No Default or Event of Default exists under the Credit Documents as of the date hereof and, as of the date hereof, all of the covenants, representations and warranties made by the Borrower, POC, IFC, Inland ISHC and/or Guarantor and contained in the Credit Documents are true and correct as of the date of this First Modification.

(G)           The amendments to the Credit Agreement and other Credit Documents set forth in this First Modification are not intended as and do not constitute novations of any of the obligations reflected in the Credit Agreement or any of the other Credit Documents.

(H)          The Borrower shall pay an extension fee to Administrative Agent, for the ratable benefit of Lenders, in an amount equal to $34,375, in the event that no further Loan modifications or amendments are executed by the parties hereto subsequent to the date hereof (such modification or amendment shall be satisfactory in form and substance to the Administrative Agent and the Required Lenders in their sole discretion), such amount being due and payable in immediately available funds on the Maturity Date; provided, however, that such amount shall be deemed fully earned and non-refundable as of the date of the execution of this First Modification.

7.             Conditions Precedent. The effectiveness of this First Modification is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(A)          a counterpart of this First Modification duly executed by the Borrower, Guarantor, POC, IFC, Inland ISHC, the Administrative Agent and the Required Lenders;

(B)           fully executed originals of such other documents, instruments and/or agreements as the Administrative Agent may reasonably request in connection with the modifications and amendments set forth herein, or otherwise related to the Credit Agreement or Credit Documents;

(C)           a copy of resolutions of the board of directors, general partner(s), managing partner(s), managing member(s) or similar governing entity/body of the Borrower, Guarantor and each Pledgor (certified by a secretary or assistant secretary of each such Person to be true and correct and in force and effect as of the date of this First Modification) approving and adopting this First Modification and the revisions to the Credit Agreement and other Credit Documents (as applicable to such Person) documented hereby and authorizing the execution and delivery of this First Modification;

(D)          payment by Borrower to the Administrative Agent of all fees, costs and expenses due and owing pursuant to the Fee Letter (including, without limitation, any supplemented fee letters) or any of the other Credit Documents; and

(E)           such other documents, instruments and agreements as the Administrative Agent may reasonably request.

8.             Default. The failure of the Borrower to perform any of its obligations under this First Modification or the material falsity of any representation or warranty made herein shall, at the option of the Administrative Agent and/or Lenders (as determined in accordance with the Credit Agreement) after expiration of any applicable cure period, constitute an Event of Default under the Credit Agreement and each of the Credit Documents.

9.             GOVERNING LAW. THIS FIRST MODIFICATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

10.          Successors and Assigns. This First Modification shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party shall transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent.

11.          Certain References. Each reference to the Credit Agreement in any of the Credit Documents shall be deemed to be a reference to the Credit Agreement as amended by this First Modification.

12.          Effect/Execution of Future Documents. Except as expressly herein amended, the terms and conditions of the Credit Agreement and each of the other Credit Documents remain in full force and effect. The amendments and modifications contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. If any provision of any of this First Modification or of any Credit Document, as amended hereby, is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. The Borrower will execute such additional documents as are reasonably requested by the Administrative Agent to reflect the terms and conditions of this First Modification, and will cause to be delivered such additional certificates, legal opinions and other documents as are reasonably required by the Administrative Agent.

13.          Expenses. The Borrower hereby agrees that all fees, expenses and costs incurred by the Administrative Agent (including, without limitation, fees, expenses and costs of Administrative Agent’s counsel) in negotiating, preparing, reviewing and granting the amendment set forth herein shall, to the extent not paid or invoiced as of the date hereof, be paid by it upon demand as fees, costs and expenses incurred in connection with the Credit Agreement.

14.          Counterparts. This First Modification may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this First Modification to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this First Modification shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered. Each counterpart hereof shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

15.          Release. In consideration of the Loan modifications set forth in this First Modification, Borrower, Guarantor, POC, IFC, and Inland ISHC each releases and holds harmless the Administrative Agent, each Lender and their respective officers, employees and agents, from and against any claim, action, suit, demand, cost expense or liability of any kind relating to the making of the Loan, the administration of it or any business communications and dealings among Borrower, poc, IFC, Inland ISHC, and/or Guarantor and the Administrative Agent or Lenders concerning the Loan through the date of execution hereof.

16.          Final Agreement. This First Modification, together with those documents delivered in connection with Section 7 hereof, represents the final agreement between the parties and supersedes all previous negotiations, discussions and agreements, contemporaneous or subsequent, between the parties, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary their terms. There are no promises, terms, conditions or obligations other than those contained in this First Modification. There are no unwritten oral agreements between the parties.

17.          Binding Effect. This First Modification shall be effective as of June 30, 2009. Thereafter, this First Modification shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender, each of the other parties to the Credit Documents and each of their respective successors and assigns.

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IN WITNESS WHEREOF, this First Modification of Credit Documents has been duly executed under seal as of the date and year first above written.

BORROWER:	INLAND REAL ESTATE INVESTMENT
CORPORATION, a Delaware corporation

	By	/s/ Catherine L. Lynch
	Name	Catherine L. Lynch
	Title	Treasurer

GUARANTOR:	INLAND REAL ESTATE EXCHANGE
CORPORATION, an Illinois corporation

	By	/s/ Patricia A. DelRosso
	Name	Patricia A. DelRosso
	Title	President

PLEDGORS:	INLAND INVESTMENT STOCK HOLDING
CORPORATION, a Nevada corporation

	By	/s/ Mark Youngman
	Name	Mark Youngman
	Title	Vice President

PARTNERSHIP OWNERSHIP CORPORATION, an
Illinois corporation

	By	/s/ Catherine L. Lynch
	Name	Catherine L. Lynch
	Title	Treasurer

INLAND FUNDING CORPORATION, a Nevada
corporation

	By	/s/ Mark Youngman
	Name	Mark Youngman
	Title	Vice President

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AGENT:	BANK OF AMERICA, N.A., as Administrative Agent for
the Lenders

	By	/s/ Susan Vercauteren
	Name	Susan Vercauteren
	Title	Senior Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender

	By	/s/ Susan Vercauteren
	Name	Susan Vercauteren
	Title	Senior Vice President

MB FINANCIAL BANK, N.A., as a Lender

	By	/s/ Jack H. Sharp
	Name	Jack H. Sharp
	Title	Senior Vice President

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